Exhibit 99.3

CONSENT OF HOVDE SECURITIES, LLC

We hereby consent to the use of our name and to the description of our opinion, dated July 9, 2012, under the caption “Opinion of PSBK’s Financial Advisor” in, and to the inclusion of our opinion letter as Appendix B, to the Proxy Statement/Prospectus of Premier Service Bank, which Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of First California Financial Group, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Hovde Securities, LLC

Hovde Securities, LLC

Los Angeles, California

August 17, 2012